UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 6)*

A10 Networks, Inc.

(Name of Issuer)

Common Stock, par value $0.00001 per share

(Title of Class of Securities)

002121101

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Summit Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 73,866,109 shares of common stock, par value $0.00001 per share (“Common Stock”) outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Partners GE VIII, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Partners GE VIII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Partners Growth Equity Fund VIII-A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Partners Growth Equity Fund VIII-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Master Company, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Investors Management, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Investors I, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Summit Investors I (UK), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Scott C. Collins
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

1.	Names of Reporting Persons Peter Y. Chung
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 606,263
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 606,263

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,263
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.01%(1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Calculated based on 73,866,109 shares of Common Stock outstanding as of July 26, 2024, as reported on the Issuer’s Form 10-Q filed on July 30, 2024.

Item 1(a).	Name of Issuer

A10 Networks, Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

2300 Orchard Parkway

San Jose, CA 95131

Item 2(a).	Names of Persons Filing

This Schedule 13G is being filed by Summit Partners, L.P., Summit Partners GE VIII, LLC, Summit Partners GE VIII, L.P., Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P. (individually, an “Entity” and collectively, the “Entities”), Scott C. Collins and Peter Y. Chung (each of the foregoing Entities or individuals, a “Reporting Person”).

Summit Master Company, LLC is the (i) general partner of Summit Partners, L.P., which is the managing member of Summit Partners GE VIII, LLC, which is the general partner of Summit Partners GE VIII, L.P., which is the general partner of Summit Partners Growth Equity Fund VIII-A, L.P. and Summit Partners Growth Equity Fund VIII-B, L.P. and (ii) managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as general partner of Summit Partners, L.P. and the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its investment committee responsible for voting and investment decisions with respect to A10 Networks, Inc. Summit Partners, L.P., through a two-person investment committee responsible for voting and investment decisions with respect to A10 Networks, Inc., currently composed of Scott C. Collins and Peter Y. Chung, has voting and dispositive authority over the shares held by the reporting persons, as applicable.

Item 2(b).	Address of the Principal Business Office, or if none, Residence

222 Berkeley Street, 18th Floor

Boston, MA 02116

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Common Stock, par value $0.00001 per share

Item 2(e).	CUSIP Number

002121101

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a (n):

Not Applicable

Item 4.	Ownership

(a)	Amount beneficially owned:

See responses to Item 9 on each cover page.

(b)	Percent of Class:

See responses to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

Of the 606,263 reported securities, (i) Summit Partners Growth Equity Fund VIII-A, L.P. directly holds 314,791 shares of Common Stock, (ii) Summit Partners Growth Equity Fund VIII-B, L.P. directly holds 115,005 shares of Common Stock, (iii) Summit Investors I, LLC directly holds 1,840 shares of Common Stock, (iv) Summit Investors I (UK), L.P. directly holds 163 shares of Common Stock and (v) 174,464 shares of Common Stock in the name of Peter Y. Chung are held for the benefit of Summit Partners, L.P.

By virtue of the affiliate relationship among the Entities and by virtue of Mr. Collins’ and Mr. Chung’s membership on the two-person investment committee of Summit Partners, L.P., each of the Reporting Persons may be deemed to beneficially own all of the 606,263 shares of Common Stock as of September 30, 2024. Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of the Issuer, except with respect to shares held of record by such Reporting Person, as provided above.

The filing of this Statement shall not be construed as an admission that any Reporting Person is, for the purpose of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2024

SUMMIT PARTNERS, L.P.

By: Summit Master Company, LLC, its general partner

By:	/s/ Adam H. Hennessey, as POA
Adam H. Hennessey, as Power of Attorney

SUMMIT PARTNERS GE VIII, LLC

By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	/s/ Adam H. Hennessey, as POA
Adam H. Hennessey, as Power of Attorney

SUMMIT PARTNERS GE VIII, L.P.

By: Summit Partners GE VIII, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	/s/ Adam H. Hennessey, as POA
Adam H. Hennessey, as Power of Attorney

SUMMIT PARTNERS GROWTH EQUITY FUND VIII-A, L.P.

By: Summit Partners GE VIII, L.P., its general partners
By: Summit Partners GE VIII, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	/s/ Adam H. Hennessey, as Power of Attorney
Adam H. Hennessey, as Power of Attorney

SUMMIT PARTNERS GROWTH EQUITY FUND VIII-B, L.P.

By: Summit Partners GE VIII, L.P., its general partner
By: Summit Partners GE VIII, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	/s/ Adam H. Hennessey, as Power of Attorney
Adam H. Hennessey, as Power of Attorney

SUMMIT MASTER COMPANY, LLC

By:	/s/ Adam H. Hennessey, as Power of Attorney
Adam H. Hennessey, as Power of Attorney

SUMMIT INVESTORS MANAGEMENT, LLC

By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	/s/ Adam H. Hennessey, as Power of Attorney
Adam H. Hennessey, as Power of Attorney

SUMMIT INVESTORS I, LLC

By: Summit Investors Management, LLC, its manager
By: Summit Master Company, LLC, its managing member

By:	/s/ Adam H. Hennessey, as Power of Attorney
Adam H. Hennessey, as Power of Attorney

SUMMIT INVESTORS I (UK), L.P.

By: Summit Investors Management, LLC, its general partner
By; Summit Master Company, LLC, its managing member

By:	/s/ Adam H. Hennessey, as Power of Attorney
Adam H. Hennessey, as Power of Attorney

By:	/s/ Adam H. Hennessey, as Power of Attorney
Peter Y. Chung

By:	/s/ Adam H. Hennessey, as Power of Attorney
Scott C. Collins

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of November 8, 2024, by and among Summit Partners, L.P., Summit Partners GE VIII, LLC, Summit Partners GE VIII, L.P., Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P., Scott C. Collins and Peter Y. Chung.

Exhibit B	Powers of Attorney, dated as of December 13, 2021 (incorporated by reference to Exhibit A to that certain Schedule 13G/A filed on February 4, 2022, by the Reporting Persons with the Securities and Exchange Commission).